EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                      REPORT ON FORM 10-K FOR THE PERIOD
                            ENDED FEBRUARY 3, 1996

                                                Fiscal Year Ended
                                       February 3   January 28   January 29
                                          1996         1995         1994
                                       ----------   ----------   ----------
PRIMARY
   Average shares outstanding             966,069    1,018,300    1,018,134

   Net effect of dilutive stock
   options--based on the treasury
   stock method using average
   market price                            19,739      202,603      129,924
                                        ---------    ---------    ---------
          TOTAL                           985,808    1,220,903    1,148,058
                                        =========    =========    =========

   Net earnings (loss)                $(2,344,487)  $1,030,977  $   513,717
                                      ===========   ==========  ===========
   Per share amount                       $(2.38)       $0.84       $ 0.45
                                          =======       =====       ======
FULLY DILUTED
   Average shares outstanding               N/A (a)      N/A (a)    N/A (a)

(a) The fully-diluted computations for the years ended February 3, 1996, January 28, 1995 and January 29, 1994 are not reported as the calculation did not exceed 3% of the primary calculation.